Exhibit 99.1

CA Technologies Reports First Quarter Fiscal Year 2018 Results

  First Quarter Results Exceed Company Expectations; Raising Full Year Guidance
  First Quarter Revenue of $1,025 Million
  First Quarter GAAP EPS of $0.42
  First Quarter Non-GAAP EPS of $0.61
  First Quarter Cash Flow From Operations of $298 Million

NEW YORK--(BUSINESS WIRE)--August 2, 2017--CA Technologies (NASDAQ:CA) today reported financial results for its first quarter fiscal 2018, which ended June 30, 2017.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

"I am very pleased with our overall performance during the first quarter. CA Technologies continues to gain traction in the market and with our customers, who increasingly view CA as a strategic partner. As the momentum from fiscal year 2017 has continued into the early part of fiscal year 2018, we have increased confidence that these positive data points are beginning to form a trend. We are building CA for long-term sustainable growth and are pleased to be in a position to raise our fiscal year 2018 guidance."

FINANCIAL OVERVIEW

(dollars in millions, except share data)	First Quarter FY18 vs. FY17
	FY18	FY17	% Change	% Change CC*
Revenue	$1,025	$999	3%	4%
GAAP Net Income	$178	$198	(10)%	(4)%
Non-GAAP Net Income*	$256	$269	(5)%	(3)%
GAAP Diluted EPS	$0.42	$0.47	(11)%	(4)%
Non-GAAP Diluted EPS*	$0.61	$0.64	(5)%	(3)%
Cash Flow provided by Operations	$298	$194	54%	52%

* Non-GAAP income, Non-GAAP earnings per share and CC or Constant Currency are non-GAAP financial measures, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

REVENUE AND BOOKINGS

(dollars in millions)	First Quarter FY18 vs. FY17
	FY18	% of Total	FY17	% of Total	% Change	% Change CC*
North America Revenue	$690	67%	$669	67%	3%	3%
International Revenue	$335	33%	$330	33%	2%	4%
Total Revenue	$1,025		$999		3%	4%

North America Bookings	$487	69%	$992	73%	(51)%	(51)%
International Bookings	$216	31%	$361	27%	(40)%	(39)%
Total Bookings	$703		$1,353		(48)%	(48)%

Current Revenue Backlog	$3,206		$3,031		6%	6%
Total Revenue Backlog	$7,295		$7,151		2%	2%

*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Total revenue increased due to an increase in software fees and other revenue, partially offset by decreases in subscription and maintenance revenue and professional services revenue. Our fourth quarter fiscal 2017 acquisitions of Automic Holding GmbH (Automic) and Veracode, Inc. (Veracode) contributed approximately 6 points of revenue growth for the quarter.
  Total bookings decreased due to a decline in renewal bookings, which included a large system integrator transaction that occurred in the first quarter of fiscal 2017 with an incremental contract value in excess of $475 million.
  The Company executed a total of 9 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $176 million. During the first quarter of fiscal 2017, the Company executed a total of 14 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $910 million which included the aforementioned large system integrator transaction.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.17 years, compared with 4.93 years for the same period in fiscal 2017.

EXPENSES, MARGIN AND EARNINGS PER SHARE

(dollars in millions)	First Quarter FY18 vs. FY17
	FY18	FY17	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$762	$707	8%	7%
Operating Income Before Interest and Income Taxes	$263	$292	(10)%	(4)%
Diluted EPS	$0.42	$0.47	(11)%	(4)%
Operating Margin	26%	29%
Effective Tax Rate	25.2%	28.5%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$642	$607	6%	6%
Operating Income Before Interest and Income Taxes	$383	$392	(2)%	0%
Diluted EPS	$0.61	$0.64	(5)%	(3)%
Operating Margin	37%	39%
Effective Tax Rate	28.5%	28.6%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.
**CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  GAAP and non-GAAP operating expenses increased primarily due to operational costs associated with our Automic and Veracode acquisitions, which were mainly personnel-related. These increases were partially offset by a decrease of non-acquisition-related costs, which included personnel-related, commission and promotion costs.
  GAAP operating expenses were also affected by higher amortization expenses of purchased software and other intangible assets.
  GAAP EPS was negatively impacted by $0.03 from our acquisitions and $0.03 from unfavorable foreign exchange effect.
  Non-GAAP EPS was negatively impacted by $0.03 from our acquisitions.

SELECTED HIGHLIGHTS FROM THE QUARTER

  CA Technologies was named as a Leader in the Gartner Magic Quadrant for Project Portfolio Management, Worldwide. The report evaluated CA Project & Portfolio Management (CA PPM) and positioned CA Technologies highest in the Leaders quadrant for ability to execute.1,4
  CA Technologies was named a Leader in the Gartner Magic Quadrant for Enterprise Agile Planning Tools. The report evaluated CA Agile Central, an enterprise-class platform purpose-built for scaling agile development practices. CA Technologies was positioned the furthest in the Leaders quadrant for Completeness of Vision. 2,4
  CA Technologies was named a Leader in the Gartner Magic Quadrant for Access Management, Worldwide 2017. The report evaluated CA’s identity and access management portfolio and the Company’s ability to execute and completeness of vision.3,4
  CA Technologies was named an Overall Leader in Privilege Management for the fourth consecutive year in KuppingerCole’s Leadership Compass report. CA Privileged Access Management was recognized as a leader in the Product, Innovation and Market Categories.5
  CA Technologies was named by Forbes magazine as one of America’s Best Employers for 2017.
  CA Technologies was named by Working Mother magazine as one of the Best Companies for Multicultural Women for 2017.

SEGMENT INFORMATION

(dollars in millions)	First Quarter FY18 vs. FY17
	Revenue		% Change	% Change CC*	Operating Margin
	FY18	FY17			FY18	FY17
Mainframe Solutions	$536	$551	(3)%	(2)%	65%	62%
Enterprise Solutions	$414	$371	12%	12%	8%	13%
Services	$75	$77	(3)%	(2)%	1%	3%

*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Mainframe Solutions revenue declined primarily due to insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals. Mainframe Solutions operating margin increased primarily due to a reduction in personnel-related expenses in the first quarter of fiscal 2018.
  Enterprise Solutions revenue increased due to our fourth quarter fiscal 2017 acquisitions of Automic and Veracode which contributed approximately 14 points of revenue growth for the quarter. Enterprise Solutions operating margin decreased primarily due to operating losses associated with our Automic and Veracode acquisitions, which were mainly personnel-related.
  Services revenue decreased slightly primarily due to a decline in professional services engagements, partially offset by an increase in professional services revenue associated with our fourth quarter fiscal 2017 acquisitions of Veracode and Automic. The decline in professional services engagements was a result of several factors including our products being easier to install and manage, and an increase in customers’ use of partners for services engagements. Operating margin for Services decreased primarily as a result of the decline in our professional services revenue.

CASH FLOW FROM OPERATIONS

  Cash flow from operations for the first quarter of fiscal 2018 was $298 million, versus $194 million in the year-ago period. Cash flow from operations increased compared with the year-ago period due to an increase in cash collections from billings, mainly from higher single installment collections, and lower cash tax payments, partially offset by an increase in vendor disbursements and payroll.

CAPITAL STRUCTURE

  Cash and cash equivalents at June 30, 2017 were $2.971 billion.
  With $2.788 billion in total debt outstanding and $139 million in notional pooling, the Company’s net cash position was $44 million.
  Approximately 59% of the Company’s cash and cash equivalents were held by foreign subsidiaries outside the United States at June 30, 2017.
  As of June 30, 2017, the Company was authorized to purchase $650 million of its common stock under its current stock repurchase program.
  The Company distributed $107 million in dividends to stockholders during the first quarter of fiscal 2018.
  The Company’s outstanding share count at June 30, 2017 was approximately 416 million.

OUTLOOK FOR FISCAL YEAR 2018

The Company updated its fiscal 2018 outlook. This guidance assumes no material acquisitions, and contains "forward-looking statements" (as defined below).

The Company expects the following:*

  Total revenue to increase approximately 4 percent as reported and in constant currency. Previous guidance was to increase in a range of 2 percent to 3 percent as reported and 3 percent to 4 percent in constant currency. At June 30, 2017 exchange rates, this translates to reported revenue of $4.20 billion to $4.23 billion.
  Full-year GAAP operating margin between 26 percent and 27 percent, unchanged from previous guidance. Full year non-GAAP operating margin between 36 percent and 37 percent, previous guidance was 36 percent. The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent, unchanged from previous guidance.
  GAAP diluted earnings per share to decrease in a range of 8 percent to 5 percent as reported and in constant currency. Previous guidance was to decrease in a range of 10 percent to 7 percent as reported and 8 percent to 6 percent in constant currency. At June 30, 2017 exchange rates, this translates to reported GAAP diluted earnings per share of $1.70 to $1.76.
  Non-GAAP diluted earnings per share to decrease in a range of 2 percent to flat as reported and in constant currency. Previous guidance was to decrease in a range of 5 percent to 3 percent as reported and 4 percent to 2 percent in constant currency. At June 30, 2017 exchange rates, this translates to reported non-GAAP diluted earnings per share of $2.42 to $2.48.
  Approximately 412 million shares outstanding at fiscal 2018 year-end and weighted average diluted shares outstanding of approximately 415 million for fiscal 2018.
  Cash flow to increase in a range of 1 percent to 5 percent as reported and flat to 4 percent in constant currency. Previous guidance was to change in a range of minus 2 percent to plus 2 percent as reported and in constant currency. At June 30, 2017 exchange rates, this translates to reported cash flow from operations of $1.09 billion to $1.14 billion.

*In the outlook section, certain non-material differences between growth rates and translated dollar amounts may arise from impact of rounding.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited first quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

1Gartner “Magic Quadrant for Project Portfolio Management, Worldwide,” by Daniel B. Stang, Matt Light, Teresa Jones, May 25, 2017.

2Gartner "Magic Quadrant for Enterprise Agile Planning Tools," by Thomas E. Murphy, Mike West, Keith James Mann, April 27, 2017.

3 Gartner “Magic Quadrant for Access Management, Worldwide,” by Gregg Kreizman and Anmol Singh, June 7, 2017.

4 The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this [Annual/Quarterly Report]) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

5 KuppingerCole, “Leadership Compass: Privilege Management,” by Martin Kuppinger, April 2017.

About CA Technologies

CA Technologies (NASDAQ:CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the Application Economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, net income, and diluted earnings per share exclude the following items: non-cash amortization of purchased software, internally developed software and other intangible assets; share-based compensation expense; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. Non-GAAP adjusted cash flow from operations excludes payments associated with the Board-approved rebalancing initiative, restructuring and other payments. Non-GAAP free cash flow excludes purchases of property and equipment. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2017, March 31, 2016 and March 31, 2015, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends by the Company is subject to the determination of the Company’s Board of Directors, in its sole discretion, after considering various factors, including the Company’s financial condition, historical and forecasted operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company’s practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company’s stock repurchase program may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion.

Certain statements in this news release (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company’s business strategy by, among other things, ensuring that any new offerings address the needs of a rapidly changing market while not adversely affecting the demand for the Company’s traditional products or the Company’s profitability to an extent greater than anticipated, enabling the Company’s sales force to accelerate growth of sales to new customers and expand sales with existing customers, including sales outside of the Company’s renewal cycle and to a broadening set of purchasers outside of traditional information technology operations (with such growth and expansion at levels sufficient to offset any decline in revenue and/or sales in the Company’s Mainframe Solutions segment and in certain mature product lines in the Company’s Enterprise Solutions segment), effectively managing the strategic shift in the Company’s business model to develop more easily installed software, provide additional Software-as-a-Service offerings and refocus the Company’s professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company’s financial performance to an extent greater than anticipated, and effectively managing the Company’s pricing and other go-to-market strategies, as well as improving the Company’s brand, technology and innovation awareness in the marketplace; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company’s products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company’s control and other business and legal risks associated with global operations; the failure to expand partner programs and sales of the Company’s solutions by the Company’s partners; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector; the ability to successfully integrate acquired companies and products into the Company’s existing business; risks associated with sales to government customers; breaches of the Company’s data center, network and software products, and the IT environments of the Company’s business partners and customers; the ability to adequately manage, evolve and protect the Company’s information systems, infrastructure and processes; the failure to renew license agreement transactions on a satisfactory basis; fluctuations in foreign exchange rates; changes in generally accepted accounting principles; discovery of errors or omissions in the Company’s software products or documentation and potential product liability claims; the failure to protect the Company’s intellectual property rights and source code; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement and/or royalty payments; fluctuations in the number, terms and duration of the Company’s license agreements, as well as the timing of orders from customers and partners; potential tax liabilities; changes in market conditions or the Company’s credit ratings; events or circumstances that would require the Company to record an impairment charge relating to the Company’s goodwill or capitalized software and other intangible assets balances; successful and secure outsourcing of various functions to third parties; and other factors described more fully in the Company’s other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company’s assumptions prove incorrect, actual results may vary materially from the forward-looking information described herein as believed, planned, anticipated, expected, estimated, targeted or similarly identified. We do not intend to update these forward-looking statements, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2017 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	June 30,
Revenue:	2017	2016
Subscription and maintenance	$817	$826
Professional services	75	77
Software fees and other	133	96
Total revenue	$1,025	$999
Expenses:
Costs of licensing and maintenance	$71	$68
Cost of professional services	73	75
Amortization of capitalized software costs	70	66
Selling and marketing	246	242
General and administrative	107	88
Product development and enhancements	158	148
Depreciation and amortization of other intangible assets	26	20
Other expenses, net	11	-
Total expenses before interest and income taxes	$762	$707
Income before interest and income taxes	$263	$292
Interest expense, net	25	15
Income before income taxes	$238	$277
Income tax expense	60	79
Net income	$178	$198

Basic income per common share	$0.42	$0.47
Basic weighted average shares used in computation	415	414

Diluted income per common share	$0.42	$0.47
Diluted weighted average shares used in computation	417	415

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	June 30,	March 31,
	2017	2017
	(unaudited)
Cash and cash equivalents	$2,971	$2,771
Trade accounts receivable, net	461	764
Other current assets	180	198
Total current assets	$3,612	$3,733

Property and equipment, net	$234	$237
Goodwill	6,864	6,857
Capitalized software and other intangible assets, net	1,299	1,307
Deferred income taxes	313	327
Other noncurrent assets, net	154	149
Total assets	$12,476	$12,610

Current portion of long-term debt	$18	$18
Deferred revenue (billed or collected)	2,111	2,222
Other current liabilities	588	766
Total current liabilities	$2,717	$3,006

Long-term debt, net of current portion	$2,770	$2,773
Deferred income taxes	129	119
Deferred revenue (billed or collected)	772	794
Other noncurrent liabilities	219	229
Total liabilities	$6,607	$6,921

Common stock	$59	$59
Additional paid-in capital	3,660	3,702
Retained earnings	6,994	6,923
Accumulated other comprehensive loss	(399)	(483)
Treasury stock	(4,445)	(4,512)
Total stockholders’ equity	$5,869	$5,689
Total liabilities and stockholders’ equity	$12,476	$12,610

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	June 30,
	2017	2016
Operating activities:
Net income	$178	$198
Adjustments to reconcile net income to net cash provided by operating activities:
by operating activities:
Depreciation and amortization	96	86
Deferred income taxes	5	3
Provision for bad debts	2	1
Share-based compensation expense	32	29
Other non-cash items	1	1
Foreign currency transaction losses (gains)	1	(2)
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease in trade accounts receivable	308	193
Decrease in deferred revenue	(172)	(245)
Decrease in taxes payable, net	(56)	(38)
(Decrease) increase in accounts payable, accrued expenses and other	(5)	8
Decrease in accrued salaries, wages and commissions	(102)	(65)
Changes in other operating assets and liabilities, net	10	25
Net cash provided by operating activities	$298	$194
Investing activities:
Acquisitions of businesses, net of cash acquired, and purchased software	$(6)	$(1)
Purchases of property and equipment	(12)	(8)
Net cash used in investing activities	$(18)	$(9)
Financing activities:
Dividends paid	$(107)	$(107)
Purchases of common stock	-	(50)
Notional pooling (repayments) borrowings, net	(18)	4
Debt repayments	(5)	(4)
Debt issuance costs	(3)	-
Exercise of common stock options	1	10
Payments related to tax withholding for share-based compensation	(31)	(30)
Other financing activities	(3)	-
Net cash used in financing activities	$(166)	$(177)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	$88	$(44)
Increase (decrease) in cash, cash equivalents and restricted cash	$202	$(36)
Cash, cash equivalents and restricted cash at beginning of period	$2,772	$2,813
Cash, cash equivalents and restricted cash at end of period	$2,974	$2,777

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended June 30, 2017
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$536	$414	$75	$1,025
Expenses (3)	187	381	74	642
Segment profit	$349	$33	$1	$383
Segment operating margin	65%	8%	1%	37%

Segment profit				$383
Less:
Purchased software amortization				58
Other intangibles amortization				10
Internally developed software products amortization				12
Share-based compensation expense				32
Other expenses, net (4)				8
Interest expense, net				25
Income before income taxes				$238

	Three Months Ended June 30, 2016
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$551	$371	$77	$999
Expenses (3)	208	324	75	607
Segment profit	$343	$47	$2	$392
Segment operating margin	62%	13%	3%	39%

Segment profit				$392
Less:
Purchased software amortization				43
Other intangibles amortization				5
Internally developed software products amortization				23
Share-based compensation expense				29
Interest expense, net				15
Income before income taxes				$277

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments are comprised of its software business organized by the nature of the Company’s software offerings and the platforms on which the products operate. The Services segment is comprised of product implementation, consulting, customer education and customer training services, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue assigned to the Mainframe Solutions and Enterprise Solutions segments is based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the products); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses, net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended June 30,
	2017	2016	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$703	$1,353	(48)%	(48)%

Revenue:
North America	$690	$669	3%	3%
International	335	330	2%	4%
Total revenue	$1,025	$999	3%	4%

Revenue:
Subscription and maintenance	$817	$826	(1)%	0%
Professional services	75	77	(3)%	(2)%
Software fees and other	133	96	39%	40%
Total revenue	$1,025	$999	3%	4%

Segment Revenue:
Mainframe solutions	$536	$551	(3)%	(2)%
Enterprise solutions	414	371	12%	12%
Services	75	77	(3)%	(2)%

Total expenses before interest and income taxes:
Total GAAP	$762	$707	8%	7%
Total non-GAAP (2)	642	607	6%	6%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2017, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended
	June 30,
	2017	2016
GAAP net income	$178	$198
GAAP income tax expense	60	79
Interest expense, net	25	15
GAAP income before interest and income taxes	$263	$292
GAAP operating margin (% of revenue) (1)	26%	29%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$2	$2
Cost of professional services (2)	1	1
Amortization of capitalized software costs (3)	70	66
Selling and marketing (2)	10	10
General and administrative (2)	12	11
Product development and enhancements (2)	7	5
Depreciation and amortization of other intangible assets (4)	10	5
Other gains, net (5)	8	-
Total Non-GAAP adjustment to operating expenses	$120	$100
Non-GAAP income before interest and income taxes	$383	$392
Non-GAAP operating margin (% of revenue) (6)	37%	39%

Interest expense, net	25	15
GAAP income tax expense	60	79
Non-GAAP adjustment to income tax expense (7)	42	29
Non-GAAP income tax expense	$102	$108
Non-GAAP net income	$256	$269

(1)	GAAP operating margin is calculated by dividing GAAP income before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending June 30, 2017 and 2016, non-GAAP adjustment consists of $58 million and $43 million of purchased software amortization and $12 million and $23 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	June 30,
Operating Expenses	2017	2016

Total expenses before interest and income taxes	$762	$707

Non-GAAP operating adjustments:
Purchased software amortization	58	43
Other intangibles amortization	10	5
Internally developed software products amortization	12	23
Share-based compensation	32	29
Other expenses, net (1)	8	-
Total non-GAAP operating adjustment	$120	$100

Total non-GAAP operating expenses	$642	$607

	Three Months Ended
	June 30,
Diluted EPS	2017	2016

GAAP diluted EPS	$0.42	$0.47

Non-GAAP adjustments:
Purchased software amortization	0.14	0.10
Other intangibles amortization	0.02	0.01
Internally developed software products amortization	0.03	0.06
Share-based compensation	0.08	0.07
Other expenses, net (1)	0.02	-
Tax effect of non-GAAP adjustments	(0.07)	(0.07)
Non-GAAP effective tax rate adjustments (2)	(0.03)	-
Total non-GAAP adjustment	$0.19	$0.17

Non-GAAP diluted EPS	$0.61	$0.64

(1)	Other expenses, net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended
	June 30, 2017
	GAAP	Non-GAAP

Income before interest and income taxes (1)	$263	$383
Interest expense, net	25	25
Income before income taxes	$238	$358

Statutory tax rate	35%	35%

Tax at statutory rate	$83	$125
Adjustments for discrete and permanent items (2)	(23)	(23)
Total tax expense	$60	$102

Effective tax rate (3)	25.2%	28.5%

	Three Months Ended
	June 30, 2016
	GAAP	Non-GAAP

Income before interest and income taxes (1)	$292	$392
Interest expense, net	15	15
Income before income taxes	$277	$377

Statutory tax rate	35%	35%

Tax at statutory rate	$97	$132
Adjustments for discrete and permanent items (2)	(18)	(24)
Total tax expense	$79	$108

Effective tax rate (3)	28.5%	28.6%

(1)	Refer to Table 6 for a reconciliation of income before interest and income taxes on a GAAP basis to income before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS	March 31, 2018

Projected GAAP diluted EPS range	$1.70	to	$1.76

Non-GAAP adjustments:
Purchased software amortization	0.55		0.55
Other intangibles amortization	0.10		0.10
Internally developed software products amortization	0.09		0.09
Share-based compensation	0.27		0.27
Tax effect of non-GAAP adjustments	(0.29)		(0.29)
Total non-GAAP adjustment	$0.72		$0.72

Projected non-GAAP diluted EPS range	$2.42	to	$2.48

	Fiscal Year Ending
Projected Operating Margin	March 31, 2018

Projected GAAP operating margin range	26%	to	27%

Non-GAAP operating adjustments:
Purchased software amortization	5%		5%
Other intangibles amortization	1%		1%
Internally developed software products amortization	1%		1%
Share-based compensation	3%		3%
Total non-GAAP operating adjustment	10%		10%

Projected non-GAAP operating margin	36%	to	37%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

CONTACT:
CA Technologies
Darlan Monterisi, 646-826-6071
Corporate Communications
darlan.monterisi@ca.com
or
Jennifer DiClerico, 212-415-6997
Corporate Communications
jennifer.diclerico@ca.com
or
Traci Tsuchiguchi, 650-534-9814
Investor Relations
traci.tsuchiguchi@ca.com
or
Stefan Putyera, 631-342-4710
Investor Relations
stefan.putyera@ca.com